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                          DECLARATION OF TRUST OF
                  AUTOMATIC COMMON EXCHANGE SECURITY TRUST

            Declaration of Trust, dated as of January 18, 1996, between Paul Efron, as sponsor (the "Sponsor"), and John P. McNulty, as trustee (the "Trustee"). The Sponsor and the Trustee hereby agree as follows:

            1. The trust created hereby shall be known as "Automatic Common Exchange Security Trust," in which name the Trustee, or the Sponsor to the extent provided herein, may conduct the business of the Trust, make and execute contracts, and sue and be sued.

            2. The Sponsor hereby assigns, transfers, conveys and sets over to the Trustee the sum of $1. The Trustee hereby acknowledges receipt of such amount in trust from the Sponsor, which amount shall constitute the initial trust estate. The Trustee hereby declares that it will hold the trust estate in trust for the Sponsor. It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. sec. 3801 et seq. and that this document constitute the governing instrument of the Trust.

            3. The business of the Trust shall be to acquire and hold a fixed portfolio of stripped U.S. Treasury Securities (the "Treasuries"), enter into and hold purchase contracts with respect to a common stock chosen by the Sponsor (the "Contracts"), issue shares of beneficial interest therein ("Shares") and hold the Trust Estate in trust for the use and benefit of all present and future beneficial owners of Shares, all for the purpose of providing periodic cash distributions and the potential for capital appreciation for the beneficial owners of Shares. The Sponsor and the Trustee will enter into an amended and restated Declaration of Trust, satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby including the naming of additional or substitute Trustees. Prior to the execution and delivery of such amended and restated Declaration of Trust, (i) the Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in the form attached hereto or in such other form as the Trustee may approve, (ii) the Trustee is hereby authorized and directed to prepare a Registration Statement to be filed with the Securities and Exchange Commission and an accompanying Prospectus to be furnished to prospective purchasers of Shares and (iii) the Trustee shall not have any other duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution

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and delivery any licenses, consents or approvals required by applicable law or otherwise.

            4. The Trustee shall not be liable to the Trust or any beneficial owner of Shares for any action taken or for refraining from taking any action except in the case of willful misfeasance, bad faith, gross negligence or a willful disregard of the duties of his office.

            5. This Declaration of Trust may be executed in one or more counterparts and when a counterpart has been executed by each party hereto all such counterparts taken together shall constitute one and the same instrument.

            6. The Trustee may resign or be discharged of the trust created hereby by executing an instrument in writing, filing the same with the Sponsor and such resignation shall become effective immediately unless otherwise specified therein. Prior to the issuance of Shares, any vacancy in the office of the Trustee may be filled by appointment by the Sponsor.

            7. Prior to the issuance of Shares, the trust created hereby shall be revocable by the Sponsor at any time upon written notice to the Trustee.

            IN WITNESS WHEREOF, the parties hereto have caused this Declaration of Trust to be duly executed as of the date first above written.

                                    Paul Efron,
                                    as Sponsor


                                    /s/ Paul Efron
                                    Paul Efron




                                    John P. McNulty,
                                    as Trustee



                                    /s/ John P. McNulty
                                    John P. McNulty